UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C

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of the Securities Exchange Act of 1934

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American Fidelity Dual Strategy Fund, Inc.
(Name of Registrant as Specified In Its Charter)

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AMERICAN FIDELITY DUAL STRATEGY FUND, INC.®

2000 N. Classen Boulevard

Oklahoma City, Oklahoma  73106

1.800.662.1106

Dear Participant:

The enclosed document is for informational purposes only.  You are not being asked to vote or to take action on any matter.  The enclosed document relates to the appointment of Boston Advisors, LLC (“Boston Advisors”) as a sub-advisor for American Fidelity Dual Strategy Fund, Inc. (the “Fund”) and the termination of a former sub-advisor to the Fund.

On March 7, 2013, at a Special Meeting of the Fund’s Board of Directors, the Board considered and approved the May 1, 2013 appointment of Boston Advisors as a sub-advisor to manage a portion of the Fund’s assets.  In connection with the appointment, the Board approved a new sub-advisory agreement between the Fund, the Fund’s investment advisor and Boston Advisors.  Boston Advisors started managing its allocated portion of the Fund’s investment portfolio on May 1, 2013.

The enclosed Information Statement contains additional information about Boston Advisors and the approval of Boston Agreement.  If you have any questions or need additional information, please contact us at your convenience.

By order of the Board,

David R. Carpenter
President

July 15, 2013

AMERICAN FIDELITY DUAL STRATEGY FUND, INC.®

2000 N. Classen Boulevard

Oklahoma City, Oklahoma  73106

1.800.662.1106

Information Statement
July 15, 2013

This Information Statement is being furnished to beneficial shareholders of the American Fidelity Dual Strategy Fund, Inc. (the “Fund”) to advise you that the Fund has appointed Boston Advisors, LLC (“Boston Advisors” or the “New Sub-Advisor”) as a sub-advisor of the Fund.  In connection with the appointment of Boston Advisors, the Board approved a new sub-advisory agreement (the “Boston Sub-Advisory Agreement”) between the Fund, its investment advisor, American Fidelity Assurance Company (the “Advisor” or “AFA”), and Boston Advisors.

Boston Advisors started managing its allocated portion of the Fund’s investment portfolio on May 1, 2013.  The appointment of Boston Advisors and the Boston Sub-Advisory Agreement were approved by the Board upon the recommendation of the Advisor and its investment consultant, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”) dated October 25, 2010 (the “Exemptive Order”) issued to the Fund and the Advisor.

This Information Statement is being mailed on or about July 17, 2013 to beneficial shareholders of the Fund as of June 28, 2013.  The Advisor will pay for the costs associated with preparing and distributing this Information Statement to the Fund’s shareholders.

Copies of the Fund’s most recent Annual Report and Semi-Annual Report are available at the link set forth below or upon request, without charge, by calling 1.800.662.1106 or by sending a written request to the Fund at P.O. Box 25520, Oklahoma City, Oklahoma  73125-0520.

The Information Statement and copies of the Fund’s most recent Annual Report and Semi-Annual Report to Shareholders are available at:

http://pe.newriver.com/summary.asp?clientid=amfid&fundid=NRMF03244

THIS IS NOT A PROXY STATEMENT.  WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE NOT REQUESTED TO SEND US A PROXY OR TAKING ANY OTHER ACTION.

TABLE OF CONTENTS

BACKGROUND	1
THE INVESTMENT ADVISOR	1
THE NEW SUB-ADVISOR	2
BOARD APPROVAL OF THE NEW SUB-ADVISORY AGREEMENT	5
GENERAL INFORMATION	7

i

BACKGROUND

The Fund uses a “multi-manager” approach by selecting one or more sub-advisors to manage the Fund’s assets.  Section 15(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) generally requires the shareholders of a fund to approve an agreement pursuant to which a person serves as the investment advisor or sub-advisor for the fund.  The Fund and the Advisor have obtained the Exemptive Order from the SEC that permits the Fund and Advisor, subject to certain conditions and approval by the Fund’s Board, to (1) hire, terminate or replace sub-advisors that are unaffiliated with the Fund or the Advisor, and (2) modify material terms and conditions of sub-advisory arrangements with unaffiliated sub-advisors without shareholder approval.  The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the Fund’s sub-advisors and recommend the hiring, termination and replacement of the sub-advisors to the Board.  The Exemptive Order also relieves the Fund from disclosing the sub-advisory fees paid by the Advisor to unaffiliated sub-advisors in documents filed with the SEC and provided to shareholders.

The Fund and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that the Fund’s shareholders be notified of the retention of a sub-advisor within 90 days of the effective date of the sub-advisor’s retention.  This information Statement provides the required notice to shareholders and contains information about Boston Advisors and the Boston Sub-Advisory Agreement.

The Advisor previously engaged four sub-advisors to manage the Fund’s assets – Beck, Mack & Oliver LLC (“BMO”), The Renaissance Group LLC (“Renaissance”), WEDGE Capital Management LLP (“WEDGE”) and Quest Investment Management, Inc. (“Quest”).  Effective at the close of business on April 30, 2013, the Fund terminated its sub-advisory agreement with Quest, and, as of May 1, 2013, the Fund retained Boston Advisors to replace Quest as a sub-advisor to the Fund pursuant to the Boston Sub-Advisory Agreement.

Other than the fees payable to Boston Advisors, the terms of the Boston Sub-Advisory Agreement are substantially similar to the terms of the Fund’s sub-advisory agreements with (1) its other three sub-advisors, and (2) the terminated sub-advisory agreement with Quest.

In 2012, the Fund’s sub-advisors received $769,566 for sub-advisory services provided to the Fund.  If Boston Advisors had been a sub-advisor to the Fund during 2012 in lieu of Quest, the Fund’s sub-advisors would have received $758,936 for their services, a decrease of 1.38%.  The amount of the fees payable under the Boston Sub-Advisory Agreement will not affect the Fund’s fees or your fees because the Advisor pays the sub-advisory fees on behalf of the Fund.

THE INVESTMENT ADVISOR

The Advisor provides advisory services to the Fund pursuant to the Amended and Restated Management and Investment Advisory Agreement between the Fund and the Advisor dated May 1, 2003, as amended January 5, 2009 (the “Management Agreement”).  Pursuant to the Management Agreement, the Advisor provides investment management of the Fund’s portfolio in accordance with the Fund’s investment objective and policies as stated in the Fund’s Prospectus and Statement of Additional Information.

The Management Agreement permits the Advisor to enter into sub-advisory agreements with one or more sub-advisors.  The Management Agreement is subject to annual approval by the Fund’s Board of Directors; provided that, the approval must include a majority of the Fund’s directors who are not “interested persons” (as defined in the Investment Company Act) (the “Independent Directors”), by vote cast in person at a meeting called for the purpose of voting on such approval.

The Management Agreement is terminable without penalty by the Fund’s Board of Directors or by vote of the holders of a majority of the Fund’s outstanding voting securities, or, by the Advisor upon 60 days notice.  The Management Agreement will terminate automatically in the event of its assignment (as defined in the Investment Company Act).  The Management Agreement provides that the Advisor is subject to liability to the Fund and its shareholders by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under the Agreement.  A discussion regarding the basis for the Board’s approval of the Management Agreement is available in the Fund’s annual report for the period ending December 31, 2012.

The Advisor has overall supervisory responsibility for the general management and investment of the Fund’s portfolio and, subject to review and approval by the Board:  (1) sets the Fund’s overall investment strategies; (2) evaluates, selects and recommends sub-advisors to manage all or a portion of the Fund’s assets; (3) when appropriate, allocates and reallocates the Fund’s assets among the sub-advisors; (4) monitors and evaluates the performance of the Fund’s sub-advisors, including the sub-advisors’ compliance with the investment objectives, policies and restrictions of the Fund; and (5) implements procedures to ensure that the sub-advisors comply with the Fund’s investment objectives, policies and restrictions.

The Advisor has engaged its affiliate, Asset Services Company, LLC (“ASC”), as its consultant to assist it in evaluating and recommending sub-advisors for the Fund.  ASC seeks sub-advisors for the Fund that complement each other’s specific style of investing, consistent with the Fund’s investment goal.  ASC monitors and evaluates the performance of the Fund’s sub-advisors and will advise and recommend to the Advisor and the Fund’s Board of Directors any changes to the Fund’s sub-advisors.  ASC is wholly owned by ASC Holding, LLC, which is a wholly owned subsidiary of American Fidelity Corporation.  ASC is located at 5100 N. Classen Boulevard, Suite 600, Oklahoma City, Oklahoma 73118.

The Fund has agreed to pay the Advisor a management fee at an annual rate of 0.50% of the value of the Fund’s average daily net assets.  The Fund paid the Advisor fees equal to $847,326 for the year ended December 31, 2012.

The following persons are officers and/or directors of the Advisor:  Gregory S. Allen, director; John M. Bendheim, Jr., director; Robert D. Brearton, Executive Vice President, Chief Financial Officer and Treasurer; Lynda L. Cameron, director; William M. Cameron, Chief Executive Officer and director; David R. Carpenter, President and Chief Operations Officer; William E. Durrett, director; Theodore M. Elam, director; Charles R. Eitel, director; Paula Marshall, director; Tom J. McDaniel, director; and Stephen M. Prescott, director.  Messrs. Brearton and Carpenter also serve as officers of the Fund.  Mr. Brearton serves as principal financial officer, and Mr. Carpenter serves as president and secretary.  No other officers or directors of the Advisor serve as officers or directors of the Fund.  The address of each officer/director is 2000 N. Classen Boulevard, Oklahoma City, Oklahoma 73106.

THE NEW SUB-ADVISOR

Boston Advisors, LLC

Boston Advisors, located at One Liberty Square, 10th Floor, Boston, Massachusetts 02109, is registered as an investment advisor under the Investment Advisers Act of 1940, as amended.  Consistent with the terms of the Exemptive Order, the Board, including a majority of the Independent Directors, at an in-person Board meeting held on March 7, 2013 (the “Board Meeting”), unanimously approved (1) the appointment of Boston Advisors to serve as a new sub-advisor for the Fund, and (2) the Boston Sub-Advisory Agreement between the Fund, the Advisor and Boston Advisors.

Boston Advisors is a limited liability company that has provided investment management advisory services to individuals, endowments, foundations, mutual funds, and institutional client pension plans since 1982.  Boston Advisors is an independent, employee-controlled investment advisor.  Boston Advisors is majority employee-owned and is actively managed by a Management Committee which includes Mr. Michael J. Vogelzang and Mr. Douglas Riley.  As of December 31, 2012, Boston Advisors had approximately $2.3 billion in assets under management.

Boston Advisors manages a large capitalization growth equity portfolio, investing in stocks of companies with a market capitalization of greater than $1 billion and earnings expected to grow faster than the market average.  The manager’s primary objective is to generate growth of capital.   Stocks are selected through a proprietary process which incorporates disciplined quantitative metrics, comparing companies against each other and ranking them according to attractiveness.  At the completion of the ranking process, fundamental stock selection techniques are applied to the most attractive quintile of universe – including the firm’s REP process:  Rank, Environment and Price.  The first step in the process is to understand why a given rank on a company has changed relative to its peer group.  Second, to understand the environment in which the company is operating – including products, earnings drivers, competitive positioning, and management among others – and identify those stocks that show the best combination of quantitative and fundamental attractiveness.  Third, price analysis is used to gauge market sentiment and time entry and exit points (buys and/or sales) of individual stocks.  Sophisticated measures of portfolio risk are incorporated into the management and oversight of the process, including contribution to risk (both total and active), factor exposure relative to the benchmark (Russell Large Cap Growth Index) and value at risk.  The Large Cap Growth portfolio is managed by a lead portfolio manager who takes primary responsibility for stock selection and portfolio construction, working with the full investment committee on portfolio strategy, product oversight and quality assurance.

Mr. Douglas Riley, CFA and Portfolio Manager, and Mr. Michael J. Vogelzang, CFA are primarily responsible for the day-to-day management of the portion of the Fund allocated to Boston Advisors.  Mr. Riley has over 25 years of investment experience and has served as a Portfolio Manager with Boston Advisors since 2002. Prior to joining the Adviser, Mr. Riley was a Portfolio Manager with Babson-United Investment Advisors, Inc. Mr. Riley earned a BA from Emory University in 1988 and a MBA from Northeastern University in 1996.  Mr. Riley also holds the Chartered Financial Analyst designation.  Mr. Vogelzang has over 25 years of investment experience and has served as President and Chief Investment Officer of Boston Advisors since 1997.  Prior to joining the Adviser, Mr. Vogelzang was a Senior Vice President and Portfolio Manager at Freedom Capital Management. Mr. Vogelzang earned a BA from Calvin College and attended the Boston University Graduate School of Management.  Mr. Vogelzang also holds the Chartered Financial Analyst designation.

Boston Advisors does not currently serve as sub-advisor to any registered investment companies that have similar investment objectives and similar investment policies as the Fund.

Boston Advisors is not affiliated with the Advisor, and Boston Advisors discharges its responsibilities pursuant to the Boston Sub-Advisory Agreement subject to the oversight and supervision of the Advisor.  Pursuant to the Boston Sub-Advisory Agreement, the Advisor, and not the Fund, compensates Boston Advisors out of the fees that the Advisor receives from the Fund.  The Boston Sub-Advisory Agreement will not cause an increase in the advisory fees paid by the Fund to the Advisor as a consequence of the appointment of Boston Advisors or the implementation of the Boston Sub-Advisory Agreement.  The fees paid by the Advisor to Boston Advisors depend on the fee rates negotiated by the Advisor.

The names and principal occupations of the principal executive officers of Boston Advisors are set forth below.  The address of each principal executive officer listed above, as it relates to the person position with Boston Advisors, is One Liberty Square, 10th Floor, Boston, Massachusetts 02109.

Name	Positions with Sub-advisor and Other Affiliations

Michael J. Vogelzang, CFA	President and CIO

Peter Anderson	Executive Vice President and Director of Sales

Tanya A. Kerrigan	Counsel and Chief Compliance Officer

Richard Shea	Chief Financial Officer

The following is a list of persons (to the extent known by the Fund) who are deemed to control Boston Advisors by virtue of ownership of 10% or more of the voting stock or membership interests of Boston Advisors.

Michael J. Vogelzang (Lexington, Massachusetts)
Michael A. Krupka (Lexington, Massachusetts)

The New Sub-Advisory Agreement

General

The Boston Sub-Advisory Agreement was approved by the Board at the March 7 Meeting, which was called, among other reasons, for the purpose of approving the Boston Sub-Advisory Agreement.  Other than the fee payable to Boston Advisors by the Advisor, the terms of the Boston Sub-Advisory Agreement are substantially similar to the terms of the Fund’s previous sub-advisory agreement with Quest and the Fund’s current sub-advisory agreements with its other sub-advisors, all four of which sub-advisory agreements were previously approved by the Fund’s shareholders.

Below is a summary of the material terms of the Boston Sub-Advisory Agreement.

Powers and Duties

Subject to supervision by AFA and the Fund’s Board of Directors, Boston Advisors has complete discretion and authority in the investment and reinvestment of the Fund’s assets that are under its management, as described in the Boston Sub-Advisory Agreement.  Boston Advisors will provide investment advisory services to the Fund, including deciding what securities will be acquired, held, or disposed of, and subject to certain limitations, what portion of the assets managed by Boston Advisors will be held uninvested.  Additional powers and responsibilities include soliciting brokers to effect transactions and negotiating brokerage commissions, in each case with respect to the Fund’s securities under the management of Boston Advisors.  In addition, Boston Advisors will determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Fund’s portfolio securities managed by Boston Advisors will be exercised.

Neither Boston Advisors nor any of its affiliates may act as a broker for Fund securities transactions unless authorized in writing by the Advisor.

Duration

The Boston Sub-Advisory Agreement became effective on May 1, 2013.  The Boston Sub-Advisory Agreement will continue in effect for one year and for successive one-year periods subject to annual approval by (1) the Fund’s Board of Directors or a majority vote of the Fund’s shareholders, and (2) a majority of the Fund’s independent directors.

Termination

The Boston Sub-Advisory Agreement may be terminated (1) at any time by AFA, the Fund’s Board of Directors or a majority vote of the Fund’s shareholders, or (2) by Boston Advisors upon 30 days’ prior written notice.  The Boston Sub-Advisory Agreement also provides that it will terminate automatically (1) in the event of its assignment, or (2) if Boston Advisors ceases to be registered as an investment advisor under the Investment Advisors Act of 1940.

Fees

The Boston Sub-Advisory Agreement provides that Boston Advisors will be compensated based on the average daily net assets of the Fund allocated to Boston Advisors.  Boston Advisors is compensated from the advisory fees that the Advisor receives from the Fund.  Boston Advisors generally will bear the expenses that it incurs in connection with its activities in connection with the Boston Sub-Advisory Agreement. Increases in fees payable to Boston Advisors will not affect the fees paid by the Fund or its shareholders because the Fund’s investment advisor pays the sub-advisory fees on behalf of the Fund.

Broker-Dealer Relations

The Boston Sub-Advisory Agreement provides that, when placing orders with brokers and dealers, Boston Advisors must use its best efforts to obtain the most favorable net price and “best execution” available except to the extent otherwise provided by Section 28(e) of the Securities Exchange Act of 1934 or by other applicable law; provided, however, in seeking the best execution available with respect to securities transactions involving the Investment Assets, Boston Advisors shall give consideration to the overall quality of brokerage and research services provided, it being understood and agreed that “best execution” is not limited to obtaining the lowest commission for each transaction.  In evaluating the overall reasonableness of brokerage commissions paid, Boston Advisors reviews the type and quality of the execution services rendered and the quantity and nature of the portfolio transactions effected and compares generally the commissions paid to brokers with the commissions believed to be charged by other brokers for effecting similar transactions as well as with commissions generally charged by brokers prior to the introduction of negotiated commission rates.  In addition, it takes into account the quality and usefulness of the brokerage and research services, if any, that may be furnished by such brokers.  Research services provided by brokers may be used by Boston Advisors in advising all of its clients and not all such services may be used by the clients that paid the commissions.  Conversely, however, clients of Boston Advisors may benefit from research services provided by brokers whose commissions are paid by other clients.  As a result, Boston Advisors may cause clients to pay a broker that provides brokerage and research services to Boston Advisors a higher brokerage commission than would have been charged by another broker that was not providing such services.

Boston Advisors may aggregate the orders of some or all of their clients, where they determine that the aggregation is consistent with its obligation to provide orderly and efficient execution of transactions for its clients.  Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the various accounts in an aggregated order, Boston Advisors may average the various execution prices and charge or credit the accounts with the average price.

Indemnification

The Boston Sub-Advisory Agreement provides that Boston Advisors will indemnify the Advisor and the Fund and hold them harmless with respect to any loss or damage, or costs or expenses suffered by them as a result of (i) a breach by Boston Advisors of the Boston Sub-Advisory Agreement, (ii) the willful misfeasance, bad faith or gross negligence of Boston Advisors, (iii) the willful misfeasance, bad faith or gross negligence of any of Boston Advisors’s employees, or agents acting under its supervision or control performing any of its obligations and duties, or (iv) by reason of Boston Advisors’s reckless disregard of its obligations and duties under the Boston Sub-Advisory Agreement, the Investment Advisers Act of 1940 or any other applicable law or regulation; provided, the Sub-Advisor shall have no responsibility or liability for any loss incurred by reason of any act or omission of the Advisor or the Fund’s custodian.

BOARD APPROVAL OF THE NEW SUB-ADVISORY AGREEMENT

Background

The Fund has a “dual investment strategy” and invests primarily in common stocks of U.S. companies.  The Fund has four sub-advisors that independently manage a portion of the Fund’s portfolio using different investment strategies – two “value” sub-advisors and two “growth” sub-advisors.  BMO and WEDGE are the Fund’s “value” sub-advisors, generally focusing on undervalued equity securities with large capitalizations.  Boston Advisors and Renaissance are the Fund’s growth-oriented managers, generally attempting to exploit the correlation between increasing company earnings and increasing price in stocks with large capitalizations.  Quest  previously served as one of the Fund’s growth managers.

At a Special Meeting of the Board of Directors held on March 7, 2013 (the “Board Meeting”), the Fund’s Board of Directors approved (1) the termination of the Quest Sub-Advisory Agreement, and (2) the retention of Boston Advisors as a sub-advisor to the Fund pursuant to the Boston Sub-Advisory Agreement.  As had been previously approved by the Board, the Fund’s management had established a Sub-Advisor Selection Committee (the “Committee”) to review and recommend potential sub-advisors to the Fund.  The Committee was made up of representatives of the Advisor and its investment consultant, ASC.  The Committee invited Quest, Boston Advisors and another prospective sub-advisor (together, the “Presenting Sub-Advisors”) to make presentations to the Committee at a meeting immediately preceding the Board Meeting and invited the Board to attend, also.

At the Board Meeting, the Board discussed the presentations of each of the Presenting Sub-Advisors and reviewed the recommendation of the Advisor and its investment consultant that the Fund should retain Boston Advisors to replace Quest and serve as a sub-advisor to the Fund.  The Board consulted with the Committee, and ASC provided with an overview of the screening process by which the recommendation was developed.  The Board’s review, before and during the Board Meeting included a review of Boston Advisors’s organization, portfolio management team, investment strategy and process, performance of its systems, trading practices, and compliance policies, including Boston Advisors’s Code of Ethics.  The Board unanimously approved the form of the Boston Sub-Advisory Agreement and concluded that the terms of the Boston Sub-Advisory Agreement were fair and reasonable and in the best interests of shareholders of the Fund.  In making this determination, the Board, reviewed and considered the factors it deemed relevant, including the factors described under the heading, “Basis for the Board’s Recommendation to Approve Boston Advisors”.

The Independent Directors were assisted by independent counsel throughout the Board Meeting.  The Independent Directors relied on the advice of independent counsel and their own business judgment in determining the material factors to be considered in evaluating the Boston Sub-Advisory Agreement and the weight to be given to each such factor.  The conclusions reached by the Independent Directors were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor.  Moreover, each Independent Director may have afforded different weight to the factors in reaching his or her conclusions with respect to the Boston Sub-Advisory Agreement

Basis for the Board’s Approval of the New Sub-Advisor

The Fund’s Board of Directors considered the following material factors and reached the following conclusions in connection with the decision to approve Boston Advisors and approve the terms of the Boston Sub-Advisory Agreement.

Nature, Extent, and Quality of Services Provided by the New Sub-Advisor

The Board considered the services that Boston Advisors will provide to the Fund pursuant to the Boston Sub-Advisory Agreement, which include making decisions regarding acquisition, holding or disposition of portfolio securities on behalf of the Fund; providing the Fund’s custodian and investment advisor prompt written notification of the purchase, sale or exchange of portfolio securities; exercising voting rights on behalf of the Fund regarding the portfolio securities; providing certifications of compliance with securities laws; selecting brokers or dealers to execute purchase and sale transactions for the Fund and using their commercially reasonable best efforts to obtain the most favorable net price and “ best execution” available with respect to all such purchases and sales of portfolio securities for the Fund; and providing instructions to the Fund’s custodian regarding consummation of transactions in portfolio securities held by the Fund.

Based on its evaluation of the services that Boston Advisors will provide, the Board concluded that the nature and scope of Boston Advisors’s services are reasonable and satisfactory.  Further, the Board concluded that Boston Advisors has adequate personnel and systems in place, as well as other resources, to assure the Board that Boston Advisors will furnish high quality services to the Fund.

Investment Performance

The Board concluded that the investment performance of Boston Advisors, when compared to its appropriate style index, supports a decision to approve the Boston Sub-Advisory Agreement.  Furthermore, Boston Advisors’s investment processes and personnel were consistent during the performance period presented to the Board and are expected to remain consistent.

Sub-Advisory Fees

The Board considered the proposed fee payable to Boston Advisors under the Boston Sub-Advisory Agreement, and based on its evaluation of the proposed fee and the services to be provided by Boston Advisors, the Board concluded that the proposed fee payable to Boston Advisors by the Advisor was reasonable, noting that the proposed fee would be paid by the Advisor, and not the Fund, and thus, would not impact the fees paid by the Fund.

Because AFA pays the Fund’s sub-advisory fees, increased fees will not affect the Fund or the fees it pays; nor will increased fees affect the participants.

Economies of Scale; Profitability

The Fund will not recognize economies of scale as the Fund’s assets under Boston Advisors’s management increase because the Fund’s investment advisor will pay the fees on behalf of the Fund.  The Fund’s fees to its investment advisor do not reflect the fees that the Fund’s investment advisor pays the Fund’s sub-advisors.  In its evaluation, the Board considered this inability to recognize economies of scales, but concluded that the fees are reasonable and satisfactory as they currently exist.

A change in sub-advisory fees may affect the profitability of the Fund’s advisor, but the Fund itself will not be affected.  The fee that the Fund pays its investment advisor does not vary based on the sub-advisory fees.  If the aggregate sub-advisory fees paid by the Fund’s investment advisor increase, then the investment advisor’s expenses increase and its profitability is negatively impacted unless it experiences an increase in income.

Fee Levels and Economies of Scale

Fee levels charged to the Fund’s investors do not reflect economies of scale.  Fee levels also do not reflect the fees that the Fund pays to its investment advisor or the fees that the Fund’s investment advisor pays to the Fund’s sub-advisors.  The Board considered this fact in its evaluation of Boston Advisors.

Comparison with Other Sub-Advisors

The Board took into consideration comparisons of the services to be provided by (1) Boston Advisors, and (2) the Fund’s other sub-advisors.  The Board also considered amounts to be paid under the Boston Sub-Advisory Agreement compared with amounts paid to the Fund’s other sub-advisors and amounts paid by other registered investment companies to their investment advisors.  Based on the its evaluation, the Board determined that the services to be provided by Boston Advisors, and the fee payable to Boston Advisors supported the Board’s decision to approve the Boston Advisors Sub-Advisory Agreement.

Conclusion

In considering the materials and information described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel, who advised them of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and sub-advisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the board, including a majority of the Independent Directors, with the assistance of independent legal counsel, concluded that the approval of the Boston Sub-Advisory Agreement was in the best interests of the Fund, and approved the Boston Sub-Advisory Agreement for the Fund.

GENERAL INFORMATION

The Fund’s Advisor and Administrator

The Fund’s investment advisor, AFA, is an Oklahoma stock life insurance company with offices at 2000 N. Classen Boulevard, Oklahoma City, OK 73106, and is registered as an investment advisor under the Investment Advisers Act of 1940.  AFA also serves as the Fund’s administrator.  None of the Fund’s officers or directors beneficially own shares of the Fund.

Underwriter

American Fidelity Securities, Inc. (“AFS”) is the Fund’s sole underwriter, and it has offices located at 2000 N. Classen Boulevard, Oklahoma City, OK, 73106.

Shareholder Proposals

Under the SEC’s proxy rules, shareholder proposal meeting requirements contained in those rules may, under certain conditions, be included in the Fund’s proxy materials for a particular meeting of shareholders.  One of those conditions relates to the timely receipt by the Fund of any such proposal.  Since the Fund does not have regular annual meetings of shareholders, under the proxy rules, proposal submitted for inclusion in the proxy materials for a particular meeting must be received by the Fund a reasonable time before the solicitation of proxies for the meeting is made.  The fact that the Fund receives a shareholder proposal in a timely manner does not ensure its inclusion in proxy materials since there are other requirements in the proxy rules relating to such inclusion.